UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

AZUR PHARMA PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 333-177528

Ireland	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

45 Fitzwilliam Square, Dublin 2, Ireland

(Address of principal executive offices, including zip code)

011 353 1 634 4183

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

As previously disclosed in its registration statement on Form S-4 (SEC file no. 333-177528), Azur Pharma Public Limited Company (the “Company”) is planning to enter into a business combination with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011 (the “Merger Agreement”), by and among the Company, Jazz Pharmaceuticals, Jaguar Merger Sub Inc. (“Merger Sub”) and Seamus Mulligan, as representative of the Indemnitors (defined therein), whereby Merger Sub will merge with and into Jazz Pharmaceuticals, with Jazz Pharmaceuticals being the surviving corporation and becoming the wholly-owned subsidiary of the Company (the “Merger”).

On January 13, 2012, the shareholders of the Company, by unanimous written consent, approved (i) modifications to the Company’s memorandum and articles of association, which will become effective as of a later date prior to the consummation of the Merger, stating that (A) all transfers of shares shall be effected by an instrument of transfer in such form as the board of directors may approve; (B) the instrument of any transfer of any shares of the Company may be executed for and on behalf of the transferor by any director, the secretary or an assistant secretary on behalf of the Company and the Company shall be deemed to have been irrevocably appointed agent for the transferor of shares of the Company with full power to execute, complete and deliver in the name of and on behalf of the transferor all such transfers of shares held by the registered holders of the share capital of the Company; (C) the board of directors may refuse to register a transfer of any share unless the instrument of transfer is fully and properly completed and lodged with the Company accompanied by the certificate for the shares (if any) to which it relates; and (D) the board of directors may also refuse to register a transfer of any share unless the instrument of transfer is properly stamped (if applicable) for Irish stamp duty; and (ii) the entry into a lease, termination or surrender of a lease, sub-letting, assignment, or similar transaction by the Company with Seamus Mulligan or any person connected with him, or an amendment of the terms of its existing lease with Seamus Mulligan dated October 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AZUR PHARMA PUBLIC LIMITED COMPANY

By:	/s/ David Brabazon
Name: David Brabazon
Title: Chief Financial Officer

Date: January 13, 2012